EXHIBIT 10.33




                                 THE ROSE GROUP
                                PUBLIC RELATIONS






                               LETTER OF AGREEMENT


                                       FOR


                      Brilliant Digital Entertainment, Inc.


                                  July 30, 2001



                         9925 Jefferson Blvd., 2nd floor
                     Phone: 310-280-3710 o Fax: 310-280-3715

                       PUBLIC RELATIONS SERVICE AGREEMENT


This Service Agreement ("The Agreement"), dated July 30, 2001, is entered into by and between The Rose Group and Brilliant Digital Entertainment, Inc. (Brilliant Digital), with respect to the following:

1.       SERVICES

The Rose Group is hereby retained on a non-exclusive basis to represent Brilliant Digital by providing public relations services for and is authorized to act on behalf of Brilliant Digital in this regard, subject to the terms and conditions of The Agreement. The Rose Group will use its best judgement in the performance of all services hereunder.

2.       CONFIDENTIAL INFORMATION

Information materials provided by Brilliant Digital and its subsidiary firms to The Rose Group on a confidential basis shall be held in confidence by The Rose Group, and will not be disclosed unless such disclosure is authorized in writing by Brilliant Digital, except as otherwise required by law. Brilliant Digital documents held by The Rose Group remain the property of Brilliant Digital and will be returned to Brilliant Digital upon request.

3.       FEES AND COSTS

As full and complete compensation for The Rose Group's services, Brilliant Digital shall pay The Rose Group a retainer fee of $6,500 per month (the "Monthly Retainer"). The Monthly Retainer covers monthly Public Relations services on behalf of Brilliant Digital. The Rose Group's reasonable out-of-pocket expenses will be billed to Brilliant Digital separately with information and receipts. All out-of-pocket expenses in excess of $200 shall be approved in advance by Brilliant Digital.

The Monthly Retainer includes all services provided by The Rose Group, including preparation of public relations strategy and game plan, press releases and materials, writing, placement, The Rose Group staff time, follow-up, creative development and meeting time.

4.       GOALS

The goals of this public relations campaign are to:

     o    Message development and maintenance
     o    Press release development
     o    Media contact management and list creation


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     o    Media monitoring and reporting
     o    Media relations
     o    Ongoing strategy and council
     o    Conference and tradeshow recommendations
     o    Conference speaker placement

Additional programs and priorities, including press tours, materials creation, onsite support at conferences, reviews programs, customer relations, etc. will be budgeted and agreed to in writing by both parties prior to the onset of such work.

As a result of the achievement of these goals, Brilliant Digital expects to position itself to gain further value and establish its credibility among the entertainment, advertising and music industries and the press, driving awareness and potential customers to the venture.

5.       APPROVALS

After obtaining general approval of campaign and project plans, The Rose Group will submit to Brilliant Digital for specific prior approval:

     a.  Draft press releases, articles
     b.  Copy, layouts, artwork and scripts
     c.  Estimates submitted by suppliers

Written approval (which shall include without limitation approval provided by email or fax consistent with the Notice provision in Section 11 (d) of The Agreement) by Brilliant Digital of drafts or proofs will be taken by The Rose Group as authorization to proceed, and such approval will be taken as authorization to enter into contracts with suppliers on the basis of estimates submitted.

6.       TERMS OF PAYMENT

The Monthly Retainer of $6,500.00 shall be invoiced at the beginning of each month, payable within 30 days of receipt. Brilliant Digital agrees to make the first payment at the onset of this signed Agreement by authorized signatories for both parties, at the commencement of work on this project. An itemized expense statement will be sent at the end of each billing period and is due upon receipt. These expenses will include phone, fax, UPS, postage, messenger and all other reasonable charges incidental to service the client's needs. Monthly expenses are estimated to be approximately 5% of the retainer. All third party expenses, such as graphic design, etc. are subject to industry standard Agency fee mark up of 15%. The Rose Group shall not incur any such single expense in excess of $200.00 without Brilliant Digital's specific prior consent in writing.


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7.       TERMS OF AGREEMENT

This Agreement shall take effect on July 30, 2001 and remain in effect and be binding upon the parties through, January 30, 2002, with extension and renegotiation at this time if mutually agreed upon by both parties in writing.

8.       TERMINATION OF AGREEMENT

Either party may terminate this agreement at any time by giving the other party 30 days written notice. In the event this agreement is terminated by either party, a 30 day written notice will be given and Brilliant Digital shall, within 30 days, pay in full all outstanding fees and costs previously incurred.

9.       REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

The Rose Group represents and warrants all of the following: (i) The Rose Group is authorized to enter into this Agreement; (ii) The Rose Group's services shall not defame any person or entity or infringe the rights of others, including, without limitation, any trade name, trademark or copyright and shall not invade or violate any right of privacy, publicity, personal or proprietary right, or other common law of statutory right; and (iii) The Rose Group shall not use Brilliant Digital's Trademarks, Brilliant Digital's service marks, or any portion thereof, except as specifically permitted herein. In furtherance of the foregoing, The Rose Group shall indemnify, defend and hold harmless Brilliant Digital, its affiliates, officers, directors, employees, consultants and agents from and against any and all claims, actions, losses, damages, liabilities, costs and expenses (including reasonable, outside attorneys' fees) resulting from or arising out of or in connection with any breach of the foregoing representations and warranties or any breach of The Agreement or any portion thereof.

Excepting any matters which are subject to indemnification by The Rose Group, as set forth above, or arising out of The Rose Group's grossly negligent acts or omissions, Brilliant Digital agrees to indemnify and hold harmless The Rose Group from any and all actions, claims, losses, damages and other costs and expenses, including, without limitation, reasonable outside attorneys' fees and costs arising out of Brilliant Digital's obligations hereunder.

10.      REMEDIES

The Rose Group expressly understands and agrees that in the event it is ultimately determined by a court of law that Brilliant Digital has a committed a material breach of this Agreement, the damage, if any, caused thereby would not be irreparable or otherwise sufficient to entitle The Rose Group to injunctive or other equitable relief. The Rose Group hereby acknowledges that The Rose Group's rights and remedies in any such event shall be strictly limited to the right, if any, to recover money damages in an action at law, and The Rose Group shall not have either the right to rescind this Agreement or any of Brilliant Digital's rights hereunder or the right to enjoin any use by Brilliant Digital of any materials created


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by The Rose Group in connection with The Agreement.  In the case of any material breach by The Rose Group, Brilliant Digital shall have the right to pursue all appropriate remedies at law or in equity therefore.

11.        GENERAL

     a) PUBLICITY. Neither of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning The Agreement or the terms hereof, without prior written approval by the other party. Notwithstanding the foregoing, either party may announce the existence of relationship between The Rose Group and Brilliant Digital.

     b) ASSIGNMENT. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that either party may assign this Agreement (i) in connection with a sale of all or substantially all of such party's assets (ii) to a subsidiary or affiliate or (iii) as part of a merger, consolidation or reorganization.

     c) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Company. The parties hereto agree that the exclusive forum for the resolution of disputes hereunder shall be the State or Federal Courts located in Los Angeles County, California and waive any objection thereto on the basis of personal jurisdiction or venue.

     d) NOTICE. All notices required to be given hereunder shall be deemed to have been given: (i) five (5) days after deposit in the U.S. mails, postage prepaid for first-class mail, return receipt requested; (ii) one (1) day after deposit with Federal Express or another nationally recognized overnight delivery service, next-business day delivery charges prepaid; or (iii) upon the date of receipt of written confirmation that the notice was transmitted by electronic facsimile device ("Fax"), as set forth below:

                  If to Brilliant Digital:

                           Brilliant Digital Entertainment, Inc.

                           6355 Topanga Canyon Blvd., Suite 120

                           Woodland Hills, CA 91367

                           Attn: Kevin Bermeister,

                           Fax: (818) 615-0995


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                  If to The Rose Group:

                           -----------------------------------

                           -----------------------------------

                           -----------------------------------

                           -----------------------------------

                                    FAX: _______________________________

     e) NO AGENCY. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

     f) SEVERABILITY. In the event that any of the provisions of this Agreement are held to be unenforceable under any applicable law or be so held by an applicable court decision, the remaining portions of the Agreement will remain in full force and effect.

     g) MODIFICATIONS AND WAIVERS. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both parties. No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise or the exercise of any other right, power or remedy.

     h) ENTIRE AGREEMENT. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the Date signed below.


By:       /S/ JEFF ROSE
         ------------------------------------------
         Jeff Rose                          Date
         Partner, The Rose Group

By:       /S/ KEVIN BERMEISTER
         ------------------------------------------
         Kevin Bermeister                   Date
         Brilliant Digital Entertainment, Inc.


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